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                            ASSET PURCHASE AGREEMENT

                                      among
                           WEIGHCO ENTERPRISES, INC.,
                           WEIGHCO OF NORTHWEST, INC.,
                           WEIGHCO OF SOUTHWEST, INC.,
                       WEIGHT WATCHERS NORTH AMERICA, INC.

                                       and

                       WEIGHT WATCHERS INTERNATIONAL, INC.





                          Dated as of December 11, 2000




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
                                TABLE OF CONTENTS

                                                                                                                PAGE
1. Definitions
         2. Purchase and Sale of Assets; Assumption of Certain Liabilities
                  2.1. Transfer of Assets
                  2.2. Excluded Assets
                  2.3. Instruments of Conveyance and Transfer
                  2.4. Further Assurances
                  2.5. Assumed Liabilities
         3. Closing; Payment of Purchase Price at Closing
                  3.1. Closing Date
                  3.2. Purchase Price and Payment
                  3.3. Payment of Balance of Closing Payment.
                  3.4. Ownership and Investment of the Escrow Fund; Fees and Expenses of Escrow Agent
                  3.5. Post Closing Adjustment.
                  3.6. Prepaid Coupon Adjustment.
                  3.7. Guaranty; Consent
         4. Representations and Warranties
                  4.1. Representations and Warranties of Sellers.
                           (a) Due Organization; Power; Capacity; Good Standing
                           (b) Authorization and Validity
                           (c) No Governmental Approvals or Notices Required; No Conflict
                           (d) Financial Information; Liabilities
                           (e) Title and Condition of Properties; Absence of Liens
                           (f) List of Properties, Contracts, Permits and Other Data
                           (g) Receivables; Subscriber Information
                           (h) Legal Proceedings
                           (i) Insurance
                           (j) Labor
                           (k) Intellectual Property
                           (l) Government Licenses, Permits and Related Approvals
                           (m) Compliance with Law and Requirements
                           (n) Employee Benefit Programs.

                           (o) Certain Fees
                           (p) Absence of Certain Changes or Events
                           (q) Offering Memorandum; Disclosure.
                           (r) Environmental Matters
                           (s) Entire Business
                           (t) Tax Matters
                           (u) No Subsidiaries
                           (v) Purchase Price Transfers
                           (w) Prohibited Payments
                           (x) Affiliate Transactions.
                           (y) Compensation of Management Employees
                           (z) Bankruptcy
                           (aa) Qualified S Chapter Subsidiaries
                  4.2. Representations and Warranties of Buyer and WWI
                           (a) Due Organization; Good Standing and Power
                           (b) Authorization and Validity.
                           (c) Governmental Approvals; No Conflict
                           (d) Brokers' Fees
                  4.3. Survival of Representations
         5.       Agreements
                  5.1.  Access to Information
                  5.2.  Conduct of the Business
                  5.3.  Further Actions
                  5.4.  Antitrust Improvements Act
                  5.5.  Notification
                  5.6.  No Inconsistent Action
                  5.7.  No Solicitation
                  5.8.  Delivery of Financial Statements.
                  5.9.  Franchise Agreements
                  5.10. No Solicitation of Employees
                  5.11. Payment of Annual Compensation and Bonuses
                  5.12. Interim Financial Statements
                  5.13. Covenant Not to Compete
                  5.14. Employment Matters

                  5.15. Leases and Service Contracts
                  5.16. Carolina Acquisition Agreement.
         6.       Conditions Precedent.
                  6.1. Conditions Precedent to Obligations of Parties
                           (a) No Injunction, etc.
                           (b) Antitrust Matters
                  6.2.     Conditions Precedent to Obligations of Buyer
                           (a) Accuracy of Representations and Warranties
                           (b) Performance of Obligations
                           (c) Officer's Certificate
                           (d) Absence of Certain Changes
                           (e) Opinions
                           (f) Escrow Agreement
                           (g) Non-Competition Agreement
                           (h) British Columbia Amendment
                           (i) Review Financials
                           (j) No Litigation
                           (k) Funding
                           (l) Lien Search
                           (m) Consents, etc.
                           (n) Carolina Franchise
                           (o) Release of Liens
                           (p) Actions and Proceedings
                           (q) Closing Deliveries
                  6.3. Conditions Precedent to the Obligations of Sellers
                           (a) Accuracy of Representations and Warranties
                           (b) Performance of Obligations
                           (c) Officer's Certificate
                           (d) Actions and Proceedings
                           (e) Opinions
                           (f) Escrow Agreement
                           (g) Non-Competition Agreement
                           (h) British Columbia Amendment.
                           (i) Closing Deliveries

                           (j) No Litigation
                           (k) Carolina Franchise
         7.  Employees and Employee Benefits
                  7.1.   Offer of Employment
         8.  Termination
                  8.1.   Termination of Agreement
                  8.2.   No Liabilities in Event of Termination
                  8.3.   Return of Documents
         9.  Indemnification
                  9.1.   Sellers Indemnity
                  9.2.   Buyer and WWI Indemnity
                  9.3.   Procedures for Indemnification
                  9.4.   Additional Agreements
                  9.5.   Limits on Indemnification
         10. Miscellaneous
                  10.1.  Public Announcements
                  10.2.  Expenses
                  10.3.  Transfer Taxes and Recording Expenses
                  10.4.  Notices
                  10.5.  Entire Agreement
                  10.6.  Binding Effect
                  10.7.  Bulk Sales Law
                  10.8.  Assignability
                  10.9.  No Third Party Beneficiaries
                  10.10. Amendment; Waiver
                  10.11. Confidentiality.
                  10.12. Schedules.
                  10.13. Section Headings; Table of Contents
                  10.14. Severability
                  10.15. Counterparts
                  10.16. APPLICABLE LAW; JURISDICTION; VENUE
                  10.17. Further Assurances
                  10.18. Other Franchise Agreements
                  10.19. Time of Essence

                                    SCHEDULES

Schedule 1(a)                 -     Franchise Agreements
Schedule 1(b)                 -     Equipment Leases
Schedule 1(c)                 -     Leases
Schedule 1(d)                 -     Service Agreements
Schedule 2.1(b)               -     Transferred Contracts, Agreements and Purchase Commitments
Schedule 2.1(c)               -     Transferred Leases
Schedule 2.2                  -     Excluded Tangible Personal Property
Schedule 2.5(a)               -     Assumed Contracts, Agreements, Leases and Commitments
Schedule 2.5(b)               -     Assumed licenses, permits and franchises
Schedule 3.2                  -     Purchase Price Allocation
Schedule 3.4(b)               -     Allocation of Seller's Ownership of Escrow Fund
Schedule 4.1                  -     Employees with Knowledge
Schedule 4.1(c)               -     Consents, Approvals, etc.
Schedule 4.1(d)               -     Financial Information
Schedule 4.1(f)(i)            -     Contracts, Agreements, Commitments, etc.
Schedule 4.1(f)(ii)           -     Leases
Schedule 4.1(f)(iii)          -     Licenses, Permits and Franchises
Schedule 4.1(f)(iv)           -     Intellectual Property
Schedule 4.1(g)               -     Paid Attendance and Enrollments
Schedule 4.1(h)               -     Legal Actions
Schedule 4.1(i)               -     Insurance
Schedule 4.1(j)               -     Closings, Layoffs, Early Retirement, etc.
Schedule 4.1(k)               -     Defects in Patents, Trademarks and Similar Rights
Schedule 4.1(l)               -     Government Licenses, Permits and Related Approvals
Schedule 4.1(n)               -     Employee Benefit Programs
Schedule 4.1(p)               -     Absence of Certain Changes or Events
Schedule 4.1(q)               -     Recipients of Offering Memorandum
Schedule 4.1(r)               -     Environmental Matters
Schedule 4.1(t)               -     Tax Matters
Schedule 4.1(u)               -     Subsidiaries of Sellers
Schedule 4.1(x)               -     Affiliate Transactions
Schedule 4.1(y)               -     Compensation of Management Employees
Schedule 5.2(d)               -     Modified Subscription Fees, Activity Fees or Rebates
Schedule 5.2(e)               -     Permitted Contracts
Schedule 5.2(g)               -     Permitted Increase in Compensation or Benefits
Schedule 6.2(d)               -     Absence of Certain Changes

                                    EXHIBITS


Exhibit A   -     Form of Escrow Agreement

Exhibit B   -     Form of Assumption Agreement

Exhibit C   -     Form of Tax Affidavit

Exhibit D   -     Form of Opinion of Law Offices of Alan H. Finegold

Exhibit E   -     Form of Opinion of New York Counsel to the Sellers

Exhibit F   -     Form of Non-Competition Agreement

Exhibit G   -     Form of Opinion of Robert W. Hollweg, Esq.

Exhibit H   -     Form of Opinion of Simpson Thacher & Bartlett

Exhibit I   -     Form of Opinion of Hunton & Williams

Exhibit J   -     Form of British Columbia Amendment

ASSET PURCHASE AGREEMENT, dated as of December 11, 2000, among WEIGHCO ENTERPRISES, INC., a Delaware corporation ("WEI"), WEIGHCO OF NORTHWEST, INC., a Delaware corporation ("WNI"), WEIGHCO OF SOUTHWEST, INC., a Delaware corporation ("WSI", and together with WEI and WNI, each individually a "Seller" and collectively, the "Sellers"), WEIGHT WATCHERS NORTH AMERICA, INC., a Delaware corporation ("Buyer"), and Weight Watchers INTERNATIONAL, iNC., a Virginia corporation ("WWI").


                                   WITNESSETH

WHEREAS, Sellers are each franchisees of WWI, authorized exclusively to conduct Weight Watchers classes for weight reduction and control ("Classes"), in franchise areas numbers 30, 37, 47, 55, 58, 62, 66, 78, 86, 105, 110, 121 and
123 (the territories specified therein are collectively referred to herein as the "Territories"), granted pursuant to the several Franchise Agreements between WWI and each of the respective Sellers, listed on Schedule 1(a) hereto (collectively, the "Franchise Agreements"); and Sellers own and operate the business of conducting Classes in the Territories (the "Franchises");

WHEREAS, Buyer is a wholly-owned subsidiary of WWI;

WHEREAS, upon and subject to the terms and conditions set forth herein, Buyer desires to buy and Sellers desire to sell the Franchises and other businesses, operations and substantially all of the assets in connection therewith, except, however, for the Excluded Assets, and Buyer is willing to assume certain specified related liabilities and obligations of Sellers, all as hereinafter set forth; and

WHEREAS, concurrently with the closing of the transactions contemplated pursuant to this Agreement (the "Closing"), Sellers, Buyer and The Chase Manhattan Bank, N.A., as escrow agent (the "Escrow Agent"), shall enter into an escrow agreement (the "Escrow Agreement"), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.    Definitions

      The following terms shall have the following respective meanings:

      "Acquired Person" has the meaning ascribed thereto in Section 5.13(a).

      "Acquisition Proposal" means any offer, proposal or indication of interest for the acquisition of (including by merger or other business combination)
      (i) any of the capital stock or other securities of any of the Sellers or
      (ii) any of the assets (including the Assets) of the Sellers (other than a sale of inventory in the ordinary course of business consistent with past practice), in each case, other than in a transaction contemplated by this Agreement.

      "Actions" has the meaning ascribed thereto in Section 4.1(h).

      "Affiliate" means a Person, which directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with a specified Person.

      "Agreement" means this Agreement among Sellers, Buyer and WWI as originally executed and delivered, as the same may be amended or supplemented in accordance with the provisions hereof.

      "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

      "Antitrust Improvements Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Assets" has the meaning ascribed thereto in Section 2.1.

      "Assumed Liabilities" has the meaning ascribed thereto in Section 2.5.

      "Assumption Agreement" has the meaning ascribed thereto in Section 2.5.

      "Basket Amount" has the meaning ascribed thereto in Section 9.5.

      "Benefit Arrangement" has the meaning ascribed thereto in Section 4.1(n).

      "British Columbia Amendment" means the Amendment, dated the Closing Date, to the Restated Franchise Agreement, dated April 24, 1992, between WWI and the British Columbia Company, as amended and modified, in substantially the form set forth in Exhibit J hereto.

      "British Columbia Company" means Weight Watchers of British Columbia, Ltd., a British Columbia corporation.

      "Business" means the business of Sellers, including, without limitation, the business of conducting Classes in the Territories and the sale of products and publications, but excluding the business related to the British Columbia Company.

      "Buyer" has the meaning ascribed thereto in the recitals to this Agreement.

      "Buyer Escrow Release Amount" has the meaning ascribed thereto in Section 3.3.

      "Carolina Acquisition Agreement" means the Third Amendment, dated the date hereof, to the Management and Option Agreement, dated January 8, 1992, between WEI and W.W. of North Carolina, Inc., as amended by the First Amendment and the Second Amendment thereto.

      "Carolina Franchise" means the Franchise granted by the Carolina Franchise Agreement.

      "Carolina Franchise Agreement" means that certain Restated Franchise Agreement, dated December 30, 1991, as the same may have been amended or supplemented from time to time, between WWI and Weight Watchers of North Carolina, Inc. and Catherine H. Aldridge.

      "Cash" means all cash in currency and all cash on deposit and immediately available for withdrawal.

      "Cash Equivalents" means certificates of deposit, money market funds, Treasury bills and similar instruments, including, without limitation, repurchase agreements secured thereby.

      "Classes" has the meaning ascribed thereto in the recitals to this Agreement.

      "Closing" has the meaning ascribed thereto in the recitals to this Agreement.

      "Closing Date" has the meaning ascribed thereto in Section 3.1.

      "COBRA" has the meaning ascribed thereto in Section 4.1(n).

      "Code" means the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law which shall have been a predecessor or shall be a successor thereto.

      "Conclusive Statement" has the meaning ascribed thereto in Section 3.5(c).

      "Confidential Information" has the meaning ascribed thereto in Section 10.11.

      "Customer Contracts" means all agreements (including Prepaid Coupons) with customers of Sellers for attendance at Classes in the Territories in effect on the Closing Date, including, without limitation, agreements under the At-Work program.

      "Employee Benefit Programs" has the meaning ascribed thereto in Section 4.1(n).

      "Environmental Laws" has the meaning ascribed thereto in Section 4.1(r).

      "Equipment" means the equipment, furniture, furnishings, fixtures, machinery, vehicles, telephones and other tangible personal property of Sellers, including, without limitation, the furniture, fixtures and equipment used for the conduct of the Classes in the Territories, Weight Watchers signs and all keys which Sellers may have to locked doors within the premises subject to the Leases.

      "ERISA" has the meaning ascribed thereto in Section 4.1(n).

      "Escrow Agent" has the meaning ascribed thereto in the recitals to this Agreement.

      "Escrow Agreement" has the meaning ascribed thereto in the recitals to this Agreement.

      "Escrow Fund" has the meaning ascribed thereto in Section 3.2.

      "Excluded Assets" has the meaning ascribed thereto in Section 2.2.

      "Financial Information" has the meaning ascribed thereto in Section
      4.1(d)

      "Franchises" has the meaning ascribed thereto in the recitals to this Agreement.

      "Franchise Agreements" has the meaning ascribed thereto in the recitals to this Agreement.

      "Franchise Fees" has the meaning ascribed thereto in Section 5.9.

      "FTC" means the Federal Trade Commission.

      "Funded Debt" means any indebtedness of the Sellers, whether or not contingent, in respect of (i) obligations with regard to borrowed money (including reimbursement obligations) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) whether or not secured by any of the Assets, or bankers' acceptances, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of assets or other property (other than accounts payable which are incurred in the ordinary course of business consistent with past practice), other than Leases which are equipment leases and are set forth on Schedule 1(b), (iv) obligations under leases which are required to be classified and accounted for as capital leases on financial statements prepared in accordance with GAAP, other than Leases which are equipment leases and are set forth on Schedule 1(b) and (v) the guarantee by any Seller of any indebtedness of any other Person.

      "GAAP" means generally accepted United States accounting principles as of the date hereof applied on a consistent basis during the periods involved.

      "Group Health Plan" has the meaning ascribed thereto in Section 4.1(n).

      "Intellectual Property" has the meaning ascribed thereto in Section
      2.1(o).

      "Indemnitee" has the meaning ascribed thereto in Section 9.3(a).

      "Indemnitor" has the meaning ascribed thereto in Section 9.3(a).

      "Leases" means the real estate leases, equipment leases and rental agreements listed on Schedule 1(c), including, without limitation, all license and other agreements providing for the periodic occupancy of space for the conduct of the Classes in the Territories.

      "Letter of Intent" has the meaning ascribed thereto in Section 10.5.

      "Liens" means any lien, mortgage, option, pledge, security interest, assignment by way of security, claim, charge, encumbrance or other restriction of any kind or nature.

      "Losses" has the meaning ascribed thereto in Section 9.1.

      "Manager" has the meaning ascribed thereto in Section 5.10.

      "Management Employees" has the meaning ascribed thereto in Section 4.1(y).

      "Material Adverse Effect" means any material adverse effect on the condition (financial or other), results of operations, assets, properties, business or prospects of Sellers or an adverse effect on Sellers' ability to perform their obligations hereunder or under any other agreement contemplated hereby.

      "Montford Center Litigation" means the action brought in Mecklenburg County, North Carolina under the name Weighco Enterprises Inc. f/k/a Weighco of Florida, Incorporated v. Catherine H. Aldridge, et al. and currently on appeal to the North Carolina Court of Appeals.

      "Neutral Auditor" has the meaning ascribed thereto in Section 3.5(c).

      "Notice of Claim" has the meaning ascribed thereto in Section 9.3(b).

      "Offering Memorandum" means the undated Confidential Offering Memorandum prepared by Houlihan, Lokey, Zukin & Howard with respect to Sellers and the Business.

      "Other Real Property" has the meaning ascribed thereto in Section 4.1(r).

      "Permitted Liens" has the meaning ascribed thereto in Section 4.1(e).

      "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

      "Plans" has the meaning ascribed thereto in Section 4.1(n).

      "Prepaid Coupons" means any prepaid coupon or other arrangement with customers, including, without limitation, customers under the At-Work program, whereby the customer has paid to or for the benefit of any Seller in advance for Classes or other services not yet provided to or received by such customer prior to the opening of business on the Closing Date or for goods not yet provided to or received by such customer prior to the opening of business on the Closing Date.

      "Prepaid Coupon Payment Date" has the meaning ascribed thereto in Section 3.6(b).

      "Prepaid Coupon Statement" has the meaning ascribed thereto in Section 3.6(a).

      "Prepaid Coupon Liability" has the meaning ascribed thereto in Section 3.6(a).

      "Proceeding" has the meaning ascribed thereto in Section 10.16.

      "Protected Business" has the meaning ascribed thereto in Section 5.13(a).

      "Purchase Price" has the meaning ascribed thereto in Section 3.2.

      "Receivables" has the meaning ascribed thereto in Section 4.1(g).

      "Representatives" means any stockholder, director, officer, employee, advisor, attorney, accountant or other representative or agent of a Person.

      "Resolution Period" has the meaning ascribed thereto in Section 3.5(b).

      "Review Financials" has the meaning ascribed thereto in Section 5.8.

      "Schedules" means the schedules furnished by Sellers to Buyer in the form attached to this Agreement.

      "Section 3.5 Assumed Assets" has the meaning ascribed thereto in Section 3.5(a).

      "Section 3.5 Assumed Liabilities" has the meaning ascribed thereto in
      Section 3.5(a).

      "Section 4.1 Employees" has the meaning ascribed thereto in Section 4.1.

      "Section 6 Liens" has the meaning ascribed thereto in Section 6(l).

      "Sellers" has the meaning ascribed thereto in the recitals to this Agreement.

      "Service Agreements" means those certain service contracts, maintenance contracts and other agreements listed in Schedule 1(d).

      "Statement" has the meaning ascribed thereto in Section 3.5(a).

      "Supplies" means all inventory, including, without limitation, cookbooks and other books, calendars, food diaries, food companions, food scales, measuring devices, calculators, vitamins, weight systems, tapes, binders and other materials and all products held for sale to customers, supplies of attendance books and other program materials used in the conduct of the Classes in the Territories, including, without limitation, stationery, forms, labels, directories and promotional materials and supplies of office materials used for the Business on the Closing Date.

      "Taxes" has the meaning ascribed thereto in Section 4.1(t).

      "Tax Return" has the meaning ascribed thereto in Section 4.1(t).

      "Territories" has the meaning ascribed thereto in the recitals to this Agreement.

      "Third Parties" has the meaning ascribed thereto in Section 5.7.

      "Third Party Claims" has the meaning ascribed thereto in Section 9.3(c).

      "WEI" has the meaning ascribed thereto in the recitals to this Agreement.

      "WNI" has the meaning ascribed thereto in the recitals to this Agreement.

      "WSI" has the meaning ascribed thereto in the recitals to this Agreement.

      "WWI" has the meaning ascribed thereto in the recitals to this Agreement.

2.    Purchase and Sale of Assets; Assumption of Certain Liabilities

1.    Transfer of Assets

                  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens (other than liens of landlords or lessors under the Leases), and Buyer shall purchase and acquire from Sellers free and clear of all Liens (other than liens of landlords or lessors under the Leases), all of the businesses and substantially all of the assets, rights, properties, claims and contracts of Sellers (other than the Excluded Assets) at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including, without limitation, the following:

                           a.       The Franchises;

                           b. All the contracts and agreements (including, without limitation, the Franchise Agreements, all agreements by customers of Sellers for attendance at the Classes in the Territories in effect on the Closing Date, including but not limited to the Customer Contracts, Service Agreements, maintenance agreements, operating agreements, customer subscription agreements, non-competition agreements, the indemnification and non-competition provisions under all acquisition agreements, marketing agreements and agreements relating to servicing, distribution, solicitation, hardware and/or software, advertising, promotional, lease and other agreements) and purchase commitments listed on Schedule 2.1(b);


                           c. All of the Leases listed on Schedule 2.1(c), including, without limitation, (i) the leasehold interests in real property, all buildings, structures and other improvements situated thereon, (ii) equipment leases and
                                    (iii) other rental agreements entered into, or assumed, by Sellers; subject, however, to the provisions of Section 5.15;

                           d.       All accounts receivable and other
                                    receivables of Sellers in existence on or prior to the opening of business on the Closing Date (whether or not billed);

                           e. All deposits and prepaid expenses as of the opening of business on the Closing Date (other than with respect to policies of insurance);

                           f. All Equipment, and all warranties and guarantees, if any, express or implied, existing for the benefit of Sellers with respect to the Equipment;

                           g.       All the Supplies;

                           h.       All mailing lists relating to the Business;

                           i. All management information systems and software, and customer, subscriber and vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings, processes, and quality control data and all rights respecting software packages and systems;

                           j. All sales promotion and selling literature and promotional and advertising materials, customer lists and customer information maintained by Sellers with respect to customers within the Territories;

                           k. All books, records and files of Sellers relating to the operation of the Business;

                           l. All licenses, permits or franchises issued by any domestic or foreign governmental authority or other third party, including, without limitation, all occupancy permits, licenses and other permits that Sellers may have with respect to its properties, and the premises subject to the Leases, their use, maintenance and occupancy;

                           m. All security deposited with third parties and security bonds and all claims against other parties (other than claims relating to the Montford Center Litigation);

                           n.       All goodwill and going concern value;

                           o. All Sellers' right, title and interest in and to the following types of property (including all rights to sue for past infringement thereof) (collectively, the "Intellectual Property") relating to the
                                    Business:

         i. all United States and foreign registered and unregistered trademarks and service marks, trademark and service mark registrations, trademark and service mark applications for registration, trade names and the like (including corporate names), together with the goodwill connected with the use of and symbolized by such marks, names, registrations and applications for registration;

         ii. all United States and foreign patents, patent applications, and all other patent rights, copyrights, copyright registrations and copyright applications;

         iii. all information, recorded knowledge, surveys, engineering reports, manuals, catalogues, research data, proprietary information, know-how, trade and business secrets, photos, art work, editorial materials, formats, syndicated market research data, sales data and other similar information and all other intellectual property;

         iv. all non-governmental licenses, sublicenses, covenants or agreements to which Sellers are a party, which relate in whole or in part to any items of the categories mentioned above in clauses (i) - (iii), including all trademark licenses; and

         v. all other proprietary rights, trade secrets, ideas or know-how;

(p) All plans, owner's and operator's manuals, user's instruction and warranties of manufacturers and contractors which Sellers may have with respect to items used in the Business and the premises and equipment subject to the Leases, their use, maintenance and operation.

The assets being sold, conveyed, assigned, transferred and delivered to Buyer by Sellers hereunder are sometimes hereinafter referred to as the "Assets."

2.       Excluded Assets

         It is expressly understood and agreed that the Assets shall not include the following (collectively, the "Excluded Assets"):

                           a. Cash and Cash Equivalents owned or held by Sellers as of the close of business on the business day immediately preceding the Closing Date;

                           b. The life insurance policies on Catherine H. Aldridge, Lola A. Bode, Stanley L. Lipman and Richard J. McSorley and any other employees or former employees of Sellers and all other policies of insurance insuring Sellers;

                           c. The proceeds to be received by Sellers upon consummation of the transactions contemplated hereby;

                           d. Any federal, state or municipal tax refunds or overpayments;

                           e.       Any rights under the Montford Center
                                    Litigation;

                           f. The items of tangible personal property listed in Schedule 2.2;

                           g. The corporate names "Weighco Enterprises, Inc.," "Weighco of Northwest, Inc." and "Weighco of Southwest, Inc." and any goodwill associated with such names;

                           h. The capital stock, including treasury shares, of Sellers; provided, however, that the Assets shall include all of the assets and property of Sellers except as otherwise specified in this Section 2.2;

                           i. The books, records and files of Sellers not related to the conduct of the Business, including without limitation, income tax and other tax records;

                           j. The corporate minute books and stock transfer books of the Sellers; and

                           k. Any agreement, contract, arrangement or transaction to which any Affiliate of any Seller is a party.

     3. Instruments of Conveyance and Transfer

          On the Closing Date, Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment all in recordable form, where applicable, as shall be effective to vest in Buyer all right, title and interest of Sellers in and to the Assets; subject, however, to the provisions of Section 5.15 and (b) transfer to Buyer originals of all contracts, agreements, commitments, books, records, files, certificates, licenses, permits, plans and specifications and other data of Sellers, including, without limitation, computer tapes and computer-generated records constituting part of the Assets. All materials referred to in clause (b) shall be delivered to Buyer in the form and order in which Sellers maintained such materials.

     4. Further Assurances

          From time to time after the Closing Date, Sellers shall promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take or cause to be taken such other actions as Buyer may reasonably request in order to more effectively sell, convey, assign, transfer and deliver to Buyer any of the Assets or to enable Buyer to protect, exercise and enjoy all rights and benefits of Sellers with respect thereto and as otherwise may be appropriate to carry out the transactions herein contemplated. From time to time, at Sellers' request and without further consideration, Buyer will execute and deliver or cause to be executed and delivered such other instruments and take such other actions as Sellers or their counsel may reasonably request to more effectively assume, pay, perform and discharge the Assumed Liabilities or to carry out the transactions herein contemplated.

     5. Assumed Liabilities

On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date, Buyer shall deliver to Sellers an undertaking in the form attached as Exhibit B (the "Assumption Agreement") pursuant to which Buyer shall, subject to the provisions of Section 5.15, on and as of the Closing Date, assume and agree to pay, perform and discharge when due, the following liabilities and obligations of Sellers (without duplication): (a) Sellers' obligations under the contracts, agreements, leases and commitments listed in
Schedule 2.5(a), which are assigned by Sellers to Buyer and as to which Buyer succeeds to the rights of Sellers, but, only to the extent of liabilities and obligations that arise thereunder after the opening of business on the Closing Date; (b) Sellers' obligations under the licenses, permits and Franchises listed in Schedule 2.5(b), but only to the extent of liabilities and obligations that arise thereunder after the opening of business on the Closing Date; (c) liabilities and obligations of Sellers arising out of the operation of the Assets from and after the opening of business on the Closing Date (other than as a result of any breach by Sellers of their obligations hereunder); (d) the payment of rent and the performance of other obligations pertaining to the operations of the Franchises from and after the opening of business on the Closing Date, (e) obligations incurred after the opening of business on the Closing Date for the Service Agreements, (f) obligations incurred after the opening of business on the Closing Date for the employees hired by Buyer; provided that Buyers shall not be responsible for any "stay" or "retention" bonuses agreed to be awarded by any Seller or any of their respective Affiliates to any employee of Sellers and (g) Customer Contracts. Notwithstanding the foregoing, Buyer is not assuming, nor shall it be deemed to have assumed, any obligations or liabilities of Sellers to any of the Sellers' respective stockholders or Affiliates or to any of their employees for any pre-Closing period or for personal services for any pre-Closing period, for Funded Debt, for federal, state or municipal income or other taxes or (iv) related to any previous acquisitions or similar transactions (except, however, for rent and other post-Closing obligations under Leases and post-Closing obligations under Service Agreements that were assumed by Sellers in such acquisitions or similar transactions), (v) any liability or obligation of any kind or nature, except as expressly provided in the Assumption Agreement or this Agreement or (vi) any liability or obligation relating to the Excluded Assets. The liabilities and obligations assumed by Buyer in accordance with clauses (a) through (g) of this Section 2.5 are sometimes hereinafter referred to as the "Assumed Liabilities."

3. Closing; Payment of Purchase Price at Closing

     1. Closing Date

          On and subject to the conditions herein set forth, the Closing shall take place at the offices of Simpson Thacher & Bartlett, located at 425 Lexington Avenue, New York, New York 10017, at 10 a.m., New York City time, on the third business day following the satisfaction of waiver of all conditions set forth herein, or at such other time and place as shall be agreed upon by the parties hereto; provided that in no event shall the Closing occur prior to January 2, 2001. The day on which the Closing actually takes place is herein referred to as the "Closing Date." The Closing Date shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date.

     2. Purchase Price and Payment

          In consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date (a) assume the Assumed Liabilities as provided in Section 2.5, (b) transfer to the order of WEI, on behalf of the Sellers, in immediately available funds the amount of $73,800,000 and (c) transfer to the Escrow Agent in immediately available funds the amount of $10,000,000 (the "Escrow Fund") to be held pursuant to the Escrow Agreement (such payments collectively the "Purchase Price"), and Sellers on the Closing Date will sell, assign and transfer the Assets to Buyer in accordance with the provisions of this Agreement. Buyer and Sellers agree to allocate the Purchase Price among the Assets in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in the manner set forth in
          Schedule 3.2. Buyer and Sellers agree to act in accordance with such allocations in all Tax Returns, reports or filings, including IRS Form 8594. Unless otherwise required by applicable law, neither Buyer nor Sellers shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the prior written consent of the other.

     3. Payment of Balance of Closing Payment.

          In accordance with and subject to the terms of the Escrow Agreement,
          (a) nine months following the Closing Date, the Escrow Agent will release to (i) Buyer funds from the Escrow Fund equaling the amounts owed but not yet paid to Buyer (x) pursuant to Sections 3.5 and 3.6 of this Agreement or (y) as a result of any indemnification obligation pursuant to Section 9 of this Agreement (collectively, the "Buyer Escrow Release Amount") and (ii) WEI, on behalf of the Sellers, an amount equal to $5,000,000 minus the Buyer Escrow Release Amount and
          (b) eighteen months following the Closing Date, the Escrow Agent will release to (i) Buyer funds equaling the amounts owed but not yet paid to Buyer (x) pursuant to Sections 3.5 and 3.6 of this Agreement or (y) as a result of any indemnification obligation pursuant to Section 9 of this Agreement and (ii) WEI, on behalf of the Sellers, all amounts remaining in the Escrow Fund after payment of funds to Buyer pursuant to Section 3.3(b)(i).

     4. Ownership and Investment of the Escrow Fund; Fees and Expenses of Escrow Agent

          The Escrow Agent shall retain the Escrow Fund subject to the terms and conditions hereof and of the Escrow Agreement, and shall be empowered and directed, upon receipt of written instructions signed by WEI, on behalf of the Sellers, to invest said sum in such investments as WEI, on behalf of Sellers, shall direct, provided that such investments shall be limited to those described in Schedule I of the Escrow Agreement. The Escrow Agent shall further be authorized to sell or redeem any or all of such investments and to reinvest the proceeds of such sales or redemptions in accordance with the provisions of the Escrow Agreement. The Escrow Agent shall further be authorized to sell or redeem any or all of such investments without further instructions as may be necessary from time to time to pay in cash any amount to be paid pursuant to the provisions hereof of or the Escrow Agreement. All amounts and investments (other than bearer instruments) comprising the Escrow Fund shall be registered and held in the name of the Escrow Agent, as escrow agent for Buyer and Sellers.

          It is understood that Sellers are the owners of the Escrow Fund in the proportionate interests set forth in Schedule 3.4(b), including all interest and distributions thereon and investments thereof. The Escrow Fund shall be increased from time to time by any and all interest accrued and paid thereon (after payment of expenses incurred in connection with the investment, reinvestment or sale thereof) pursuant to the Escrow Agreement. For purposes of all Tax laws, all items of asset, liability, income, gain, loss, expense, deduction, credit and other items of the Escrow Fund shall be allocated to Sellers in the proportionate interests set forth in Schedule 3.4(b). The Escrow Agent, after consultation with WEI, on behalf of the Sellers, and at the direction of WEI, on behalf of the Sellers, shall file with the appropriate taxing authority such Tax Returns or other materials and send to Sellers such materials, as may be required by any applicable taxing jurisdiction with respect to any funds held by it hereunder. Any expense in connection with such Tax Returns or other materials shall be borne by the Sellers.

          All fees and expenses of the Escrow Agent in connection with the administration of the Escrow Fund shall be borne by the Sellers.

5.    Post Closing Adjustment.


                    a. Within 120 calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers (i) a statement (the "Statement") setting forth (x) the accounts receivable, deposits and prepaid expenses constituting part of the Assets (the "Section 3.5 Assumed Assets") and (y) the amount of the obligations and liabilities of Sellers assumed by Buyer as of the opening of business on the Closing Date, except, however, for obligations for rent and other charges under the Leases not accrued as of the opening of business on the Closing Date and obligations under the Service Agreements not accrued as of the opening of business on the Closing Date (collectively, the "Section 3.5 Assumed Liabilities") and (ii) the workpapers of Buyer used in the preparation of the Statement. The Statement shall be prepared in accordance with GAAP.

                    b. After receipt of the Statement, Sellers will have thirty (30) calendar days to review the Statement together with the workpapers used in its preparation. Buyer shall provide Sellers with access to the relevant books and records and employees of Buyer to the extent required to review the Statement. Unless Sellers deliver written notice to the Buyer setting forth the specific items disputed by Sellers, on or prior to the thirtieth calendar day after their receipt of the Statement, Sellers will be deemed to have accepted and agreed to the Statement and such agreement will be final and binding. Any such notice of disagreement shall specify the basis of such objection, including identifying any alleged miscalculation or alleged uncounted or improperly included items, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Statement. If Sellers so notify Buyer of its objections to the Statement, Buyer and the Sellers will, within thirty (30) calendar days following delivery of the notice of disagreement (the "Resolution Period"), use their reasonable best efforts to reach agreement on the disputed items. Any resolution by Buyer and Sellers during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

                    c. If Buyer and Sellers do not resolve all disputed items by the end of the Resolution Period or any mutually agreed extension thereof, then all items remaining in dispute will be submitted within thirty (30) calendar days after the expiration of the Resolution Period to Ernst & Young LLP, or such other independent accounting firm mutually acceptable to Buyer and Sellers (the "Neutral Auditor"). The Neutral Auditor shall act as an arbitrator to determine only those items remaining in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The Neutral Auditor will deliver to Buyer and Sellers a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Sellers and Buyer) of the disputed items within thirty 30 calendar days of receipt of the disputed items, which determination, in the absence of manifest error, will be final, binding and conclusive. The final, binding and conclusive Statement, which is agreed upon by Buyer and Sellers or is delivered by the Neutral Auditor in accordance with this Section 3.5(c), will be the "Conclusive Statement." In the event that either

                         Buyer or Sellers fail to submit their respective statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by Buyer and Sellers.

                    d. If the amount of Section 3.5 Assumed Liabilities exceeds the amount of Section 3.5 Assumed Assets as shown on the Conclusive Statement, then the Sellers shall pay Buyer, as an adjustment to the Purchase Price, an amount equal to the difference between the amount of Section 3.5 Assumed Liabilities and the amount of Section 3.5 Assumed Assets. If the amount of
                         Section 3.5 Assumed Assets exceeds the amount of
                         Section 3.5 Assumed Liabilities, then Buyer shall pay WEI, on behalf of the Sellers, as an adjustment to the Purchase Price, an amount equal to the difference between the amount of Section 3.5 Assumed Assets and the amount of Section 3.5 Assumed Liabilities. If the amount of Section 3.5 Assumed Liabilities equals the amount of Section 3.5 Assumed Assets, no payment shall be required and no adjustment shall be made to the Purchase Price. All payments to be made pursuant to this Section 3.5(d) will be made on the tenth business day following the date on which the Conclusive Statement is determined by wire transfer (to an account previously designated in writing by the receiving party) of immediately available funds. Any payment required to be made pursuant to this Section 3.5(d), if made following the date which shall be 120 calendar days after the Closing Date, shall bear interest accrued from the date 120 days after the Closing Date through the date of payment at a rate of interest equal to 13% per annum and the amount of interest shall be added to the amount to be paid pursuant to this Section 3.5(d).

       6. Prepaid Coupon Adjustment.


              Sellers are responsible for all Prepaid Coupons issued or sold prior to the Closing Date and redeemed after the commencement of business on the Closing Date. As soon as reasonably practicable after the end of each month after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the "Prepaid Coupon Statement") setting forth a summary of the amount payable hereunder with respect to such Prepaid Coupons (the "Prepaid Coupon Liabilities"), together with the Prepaid Coupons redeemed during such month.

              After receipt of the Prepaid Coupon Statement, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, no later than the tenth business day following the date on which the Prepaid Coupon Statement is delivered (the "Prepaid Coupon Payment Date") an amount equal to the Prepaid Coupon Liabilities by wire transfer (to an account previously designated in writing by the Buyer) of immediately available funds. Any payment required to be made pursuant to this Section 3.6 and not so paid shall bear interest from the tenth business day after the Prepaid Coupon Payment Date through the date of payment at a rate of interest equal to 13% per annum, and the amount of interest shall be added to the amount to be paid pursuant to this Section 3.6.

              The amount of the Prepaid Coupon Liabilities shall be the excess of the amount received by Sellers from the sale of the Prepaid Coupons redeemed after the commencement of business on the Closing Date, less any and all royalties paid or payable by Sellers to WWI with respect to the sale of such Prepaid Coupons.

       7. Guaranty; Consent

WWI does hereby guarantee the performance of each of the obligations (financial or otherwise) of the Buyer under this Agreement, including, without limitation, the obligations of Buyer under Section 3.2 hereof. WWI, by its execution and delivery of this Agreement, does hereby consent to, and approve, the assignment of the Franchises, including without limitation, the Carolina Franchise, by Sellers hereunder in accordance with the provisions of the Franchise Agreements and waives the compliance by Sellers and Buyer with any and all requirements under the Franchise Agreements with respect to such assignments, except as otherwise specifically provided in this Agreement.

4. Representations and Warranties


          1. Representations and Warranties of Sellers.

          Sellers jointly and severally represent and warrant to Buyer as follows (provided that, with respect to Sellers, if any representation or warranty is made hereunder to the "best knowledge" of Sellers or any similar phrase, such knowledge shall be limited to information obtained by an examination of Sellers' managerial employees specified on Schedule 4.1 (the "Section 4.1 Employees") and records and any public record pertinent to the relevant representation or warranty):

     a. Due Organization; Power; Capacity; Good Standing

          Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted by it. Each of the Sellers has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. Each Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

     b. Authorization and Validity

          Each Seller has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and any other agreement contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and any other agreement contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the stockholders and by the Board of Directors of each Seller. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by any Seller of this Agreement and any other agreements contemplated hereby and the consummation by Sellers of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and legally binding obligation of each of the Sellers, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     c. No Governmental Approvals or Notices Required; No Conflict

          Except as set forth in Schedule 4.1(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby will (i) not conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under, any provision of any law, statute, ordinance, rule or regulation, court or administrative order, writ, judgment or decree of any court or any public governmental or regulatory body, agency or authority having jurisdiction over any of the Sellers or any of their assets (including the Assets) or properties, except for such conflicts or violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) not (with or without the giving of notice or the lapse of time or both) (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or require any consent, approval or notice under, or result in the acceleration of the performance of the obligations of Sellers under, or give rise to any right of termination, purchase, amendment or any other right under, increase the liability of any party under or (y) result in the creation of any Lien upon all or any portion of the properties, assets (including the Assets) or business of Sellers pursuant to, the charter or by-laws or any provision of the organizational documents of any Seller, or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which any Seller is a party or by which any of the Sellers or any of their properties, assets (including the Assets) or business is bound, except for such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Liens which, individually or in the aggregate, would not have a Material Adverse Effect.

          d. Financial Information; Liabilities

               The consolidated balance sheets of Sellers as at December 26, 1998 and December 25, 1999 and for the period from December 26, 1999 to September 30, 2000 and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the fiscal years and nine month period ended on such dates, copies of which are attached hereto in Schedule 4.1(d), are complete and correct and present fairly the consolidated financial condition of Sellers as at such dates, and the consolidated results of their operations for the fiscal years and nine month period then ended. Except as set forth in
               Schedule 4.1(d), all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Except as set forth in Schedule 4.1(d), none of the Sellers had, at the date of the most recent balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment not reflected therein or in a footnote thereto that would have been required to be reflected in or reserved against on a balance sheet (or the notes thereto) for the Sellers prepared in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, are sometimes hereinafter referred to as the "Financial Information."

                    i. Except to the extent set forth in the financial statements for the nine month period ending September 30, 2000 included in the Financial Information or set forth in
                    Schedule 4.1(d) or incurred since September 30, 2000 in the ordinary course of Sellers' business consistent with past practice, none of the Sellers have any material liabilities or material obligations (absolute, accrued, contingent or otherwise), whether due or to become due.

          e. Title and Condition of Properties; Absence of Liens

               Except for Uniform Commercial Code security interests held by PNC Bank, National Association and WWGWS, Inc. which shall be released upon the Closing and liens of landlords or lessors under the Leases, Sellers have, and Buyer on the Closing Date will receive, good and marketable title to all the Assets, free and clear of all Liens, except for such imperfections of title, easements, pledges, charges and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of the Assets or otherwise materially impair or interfere with Sellers' business ("Permitted Liens"). Sellers do not, directly or indirectly, own any real property, other than leasehold rights and leasehold improvements under certain of the Leases.

                    i. Sellers have no knowledge of any material defect in the normal operating condition and repair of the Equipment. The Supplies are good and merchantable in all material respects, except for ordinary wear and tear.

                    ii. The Assets constitute all of the assets used in the Business as currently conducted and as conducted since January 1, 1998, except with respect to assets relating to Franchises acquired by any of the Sellers after such date and with respect thereto, since the date of the acquisition of such assets.

          f. List of Properties, Contracts, Permits and Other Data

               The following Schedules set forth certain information with respect to the Assets and Sellers on the date of this Agreement:

                    i. Schedule 4.1(f)(i) contains a complete and correct list of all oral and written contracts, agreements, commitments, licenses, sublicenses or other binding arrangements (including, without limitation, the Franchise Agreements, all agreements by customers of Sellers for attendance at the Classes in the Territories in effect on the Closing Date (including but not limited to the Customer Contracts), Service Agreements, maintenance, operating, customer subscription, non-competition, acquisition, marketing and servicing, distribution, solicitation, hardware and/or software, advertising, promotional, lease and other agreements) to which Sellers are a party or by which any of their respective assets or properties is bound;

                    ii. Schedule 4.1(f)(ii) contains a complete and correct list of all (A) leases under which any of the Sellers is a lessee and all license and other agreements providing for the periodic occupancy of space for the conduct of Classes in the Territories and (B) all other leases under which any of the Sellers is a lessee. The applicable Seller holds a valid leasehold or subleasehold interest in each such lease subject to only (A) any and all underlying mortgages, deeds of trust, leases, grants of term or other estates in or interests affecting the landlord's or fee owner's interest in the applicable portion of such property which are superior to the interests of such Seller as lessee, (B) any encumbrances of title to the leased real property other than those granted by, authorized by or attributable to acts or omissions of any Seller, (C) all applicable building and zoning ordinances and (D) liens securing taxes, assessments, governmental charges or levies, or the claims of contractors, material men, carriers, landlords, warehousemen, workmen, repairmen, customers, employees and similar persons which are not yet due and payable or are being contested in good faith.

               iii. Schedule 4.1(f)(iii) contains a complete and correct list of all licenses, permits and franchises issued by governmental authorities or other third parties; and

               iv. Schedule 4.1(f)(iv) contains a complete and correct list of all Intellectual Property owned or licensed by any Seller.

               True and complete copies of all documents (including all amendments thereto and waivers in respect thereof) referred to in the foregoing Schedules 4.1(f)(i), (ii), (iii) and (iv) have been delivered to Buyer. To the best knowledge of Sellers, all rights, licenses, permits, leases, registrations, applications, contracts, agreements, commitments and other arrangements referred to in such Schedules are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, either individually or in the aggregate, have a Material Adverse Effect. Except for the failure to obtain consent to, or approval of, the assignment or other transfer of certain of the Leases and Service Contracts assigned by third parties to Sellers, Sellers are not (and to the best knowledge of Sellers, each other party thereto is not) in breach or default in the performance of any obligation thereunder, and, to the best knowledge of Sellers, no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder or any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which, individually or in the aggregate, would not have a Material Adverse Effect. None of the Sellers has delivered or received notice of termination of any right, license, permit, lease, registration, contract, agreement or other arrangement referred to in such Schedules.

          g. Receivables; Subscriber Information

               The accounts receivable and other receivables (collectively, "Receivables") of Sellers arose from bona fide transactions in the ordinary course of business and are, to the best knowledge of Sellers, current and fully collectible. No counterclaims or offsetting claims with respect to presently outstanding Receivables are pending or, to the best knowledge of Sellers, threatened.

               i. The number of paid attendance and enrollments of Weight Watchers Classes in each of the Territories for each fiscal month commencing on December 27, 1998 or, with respect to Franchises acquired by Sellers after such date, for each fiscal month commencing after the date of the acquisition of such Franchise by Sellers, whichever is later, through September 30, 2000 are listed on Schedule 4.1(g).


          h. Legal Proceedings

               Except for the Montford Center Litigation or as set forth on
               Schedule 4.1(h), there is no claim, cause of action, allegation, suit, litigation, proceeding, arbitration or investigation (collectively, "Actions") to which any Seller is a party pending or, to the best knowledge of Sellers, threatened against any of them or relating to the assets (including the Assets) or the business of Sellers or the transactions contemplated by this Agreement which would be likely, individually or in the aggregate, to result in a Material Adverse Effect or which seeks to prevent, restrain, enjoin, delay or interfere with the consummation of any of the transactions contemplated hereby. None of Sellers is in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority and outstanding against any Seller or with respect to any of their respective assets (including the Assets) or properties which violation would be likely to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of Sellers, there are no facts that could provide a basis for any successful prosecution of any such Action. There is no order, decree, injunction or judgment pending or in effect against any of the Sellers which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or, individually or in the aggregate, would be likely to have a Material Adverse Effect.

          i. Insurance

               Each Seller maintains insurance on its properties and assets (including the Assets) and with respect to its employees and representatives and business which, in the reasonable judgment of Sellers, is provided by financially sound and reputable insurers and which covers risks customarily insured by businesses similar to the business of Sellers. Schedule 4.1(i) is a list of Sellers' insurance maintained on their respective properties and assets (including the Assets). All such policies are in full force and effect, all premiums due thereon have been paid, and Sellers have complied with the provisions of all such policies.

          j. Labor

               (i) Each Seller is in compliance in all material respects with all applicable laws relating to employment practices, terms and conditions of employment and wages and hours; (ii) there are no controversies pending or, to the best knowledge of Sellers, threatened between any Seller and its employees, prospective employees, former employees or labor unions or other collective bargaining representatives representing their employees; (iii) no unfair labor practice complaints have been filed against any Seller, and no Seller has received any notice or communication reflecting an intention or a threat to file any such complaint;
               (iv) there is no labor strike, dispute, slow-down or stoppage pending or, to the best knowledge of Sellers, threatened against any Seller; (v) no representation petition is pending with the National Labor Relations Board (or any other labor relations board) in respect of any of Sellers' business; (vi) each Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees except for severance payments and bonuses which Sellers may pay to certain employees in anticipation of, or upon, the consummation of the transactions contemplated hereby; (vii) except as set forth in Schedule 4.1(j), none of the Sellers has closed any facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has any Seller planned or announced any such action or program for the future; (viii) no promises of benefit improvements under the Employee Benefit Programs have been made by any Seller or any Affiliate thereof to any current or former employee of any Seller; and (ix) each Seller is in compliance with its respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

          k. Intellectual Property

               Except as set forth in Schedule 4.1(k), Sellers have, and will transfer to Buyer on the Closing Date, good and marketable title to all the Intellectual Property, free and clear of all Liens. No claims have been asserted within the past five years or are currently in dispute to the effect that the use of the Intellectual Property by Sellers infringes on any intellectual property of any other Person in any material respect. To the best knowledge of Sellers, the use of all other material Intellectual Property by Sellers does not infringe on the rights of any Person. Except as set forth in Schedule 4.1(k), Sellers own all material Intellectual Property used in Sellers' business as presently conducted. Except as set forth in Schedule 4.1(k), no material part of the business of the conduct of the Classes in the Territories depends on any Intellectual Property except for the trademark licenses under the Franchise Agreements.

          l. Government Licenses, Permits and Related Approvals

               Except as set forth in Schedule 4.1(l), each Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of its business as presently conducted, except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not be likely, individually or in the aggregate, to have a Material Adverse Effect.

          m. Compliance with Law and Requirements

               Each Seller is conducting and has conducted for the applicable period (as specified below) its business in compliance with all applicable laws, statutes, ordinances, rules, regulations, decrees, judgments, writs, injunctions, or orders, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would, individually or in the aggregate, be likely to have a Material Adverse

         Effect. For the purposes of this Section 4.1(m), the applicable period in the case of WEI shall be the period of three years prior to the date hereof and in the case of each of the other of the Sellers shall be the period from the commencement of business thereof.

    n.   Employee Benefit Programs.


             i. Schedule 4.1(n) identifies each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained, or otherwise contributed to by Sellers or any Affiliates of Sellers for the benefit of the current or former employees or directors of Sellers (a "Plan" and, collectively, the "Plans"), copies of which have been delivered to Buyer (together with (A) the most recent Annual Report on Form 5500 required to be filed by Sellers and (B) the most recent actuarial valuation reports, in connection with any Plan);


             ii. Schedule 4.1(n) identifies each plan or arrangement not subject to ERISA maintained or otherwise contributed to by Sellers for the benefit of employees of Sellers and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation arrangement (a "Benefit Arrangement"; such Benefit Arrangements, together with the Plans, are referred to herein collectively as the "Employee Benefit Programs"), true and correct copies of which have been delivered to Buyer.



             iii. Each Employee Benefit Program has been maintained and administered at all times substantially in compliance with its terms and with all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;



             iv. No "prohibited transaction" (as such term is used in Section
                 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan which could have a Material Adverse Effect;


             v. Sellers do not sponsor, contribute to, participate in or have any other obligations or liabilities (whether or not contingent) which remain unsatisfied or are pending with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 302 of ERISA.



             vi. Sellers have not at any time contributed to or participated in any pension plan which is a "multiemployer plan," as defined in
                 Section 3(37) of ERISA;


             vii. No material litigation or administrative or other proceedings involving the Employee Benefit Programs have occurred, are pending or, to the best knowledge of Sellers, are threatened;


             viii. Except as set forth in Schedule 4.1(n), there are no other employment agreements, contracts or understandings with any employee of Sellers;



             ix. There are no collective bargaining agreements which Sellers or their Affiliates have entered into on behalf of any employees of Sellers, nor, to the best knowledge of Sellers, are there any ongoing efforts to organize any union representation; and


             x. Except as set forth on Schedule 4.1(n), with respect to any Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (1) no such Plan is funded through a "welfare benefits fund", as such term is defined in
                 Section 419(e) of the Code, (2) each such Plan that is a group health plan ("Group Health Plan"), as such term is defined in
                 Section 4980B(g)(2) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code ("COBRA") and (3) no such Plan (other than as required by COBRA) provides any post-employment welfare benefits for former employees (including retirees), either currently or at any time hereafter.



         o.       Certain Fees


                  With the exception of the engagement of and the fees and expenses payable to Houlihan Lokey Zukin & Howard (which will be paid by Sellers), none of the Sellers nor any of their officers, directors or employees or Affiliates has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         p.       Absence of Certain Changes or Events

                  Except as set forth in Schedule 4.1(p), since December 26, 1999 there has not been (i) any material adverse change in the Assets or in the condition (financial or other), results of operations, prospects or business of Sellers, (ii) any material damage, destruction or loss relating to the business or assets (including the Assets) of Sellers, whether or not insured, (iii) any liability created or incurred which Buyer will assume under the Assumption Agreement other than liabilities created or incurred in the ordinary course of business and in amounts not unusual in respect of the ordinary course of business consistent with past practice, (iv) any Lien created on any Asset, (v) except in the ordinary course of business, any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to employees, (vi) any material capital expenditures or commitment to make any such expenditures with respect to the Assets or as to which Buyer will become obligated after the Closing pursuant to the Assumption Agreement, (vii) any condemnation proceedings commenced with respect to any Asset or any notice received by Sellers as to the proposed commencement of any such proceedings, (viii) any rights of substantial value knowingly waived with respect to the Assets or the Business, (ix) any sale or transfer of any Assets other than dispositions of obsolete property in the ordinary course of business consistent with past practice or (x) any action performed, taken, agreed to or permitted of the type described in Section 5.2(a) through (p). Since December 25, 1999, except as set forth in Schedule 4.1(p), other than acts relating to the transactions contemplated by this Agreement, the business of each Seller has been conducted only in the ordinary course consistent with past practice.

         q.       Offering Memorandum; Disclosure.

                  Neither this Agreement, the information set forth in Schedule 4.1(q) nor any other document and instrument to be executed and delivered by Sellers pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact which Sellers have not disclosed to Buyer in writing and of which any Section 4.1 Employees is aware which has had or would reasonably be expected to have a Material Adverse Effect. Schedule 4.1(q) sets forth a true and complete list of all Persons who received the Offering Memorandum from any of the Sellers or their respective Affiliates or Representatives.

         r.       Environmental Matters

                  Except as set forth in Schedule 4.1(r), none of the Sellers has in the past materially violated or is now in material violation of any federal, state or local law, code, statute, common law, ordinance, rule, regulation, order, decree or guideline relating in any manner to contamination, pollution, or protection of human health or the environment ("Environmental Laws") in connection with the ownership or operation of any of its assets (including the Assets) and the conduct of the Business. None of the Sellers has received any written notice from any governmental authority, and does not have knowledge of any governmental inquiry, with respect to any actual or alleged violation of any Environmental Laws with respect to any of its assets (including the Assets) or the Business and there is not pending or, to the best knowledge of Sellers, threatened any suit, claim, proceeding or investigation against Sellers relating to any violation or threatened violation of any Environmental Law. There has been no storage, disposal or treatment of solid wastes or hazardous wastes on, under or at any real property currently or formerly owned by Sellers or, to the best knowledge of Sellers, any other real property ("Other Real Property") currently or formerly leased or otherwise used by Sellers. There has been no release, including any spill, discharge, leak, emission, injection, escape or dumping of any kind, from operations of Sellers or, to the best knowledge of Sellers, otherwise, onto any real property currently or formerly used by Sellers or into the environment surrounding any such real property, of any hazardous substances, other than those releases permissible under applicable regulations, laws or statutes or allowable under applicable permits. Except as set forth in
                  Schedule 4.1(r), none of the Sellers nor, to the best knowledge of Sellers, any other person has discovered any occurrence or condition on any real property adjoining or in the vicinity of any real property that could cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any Environmental Law. None of the Sellers has contractually assumed any liabilities or obligations under any Environmental Law other than as a result of its status as a lessee under the Leases. As used in this Section 4.1(r), the terms "storage", "treatment", "disposal", "solid wastes" and "hazardous wastes" shall have the meanings set forth under the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 et seq.; and the terms "release" and "hazardous substance" shall have the meanings set forth under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601 et seq. For purposes of this Section 4.1(r) only, "best knowledge of Sellers" shall not require the conduct of any environmental or engineering study of properties nor the examination of public records normally examined in such studies.

                  s.       Entire Business

                           On the Closing Date, Sellers will transfer to Buyer all of the assets used by Sellers in and necessary for the conduct by Buyer of the Business, except for the Excluded Assets.

                  t.       Tax Matters


                           For purposes of this Agreement, (i) "Taxes" shall mean all United States federal, state, provincial, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. None of the Assets is (A) subject to section 168(f)(8) of the Internal Revenue Code of 1954 or (B) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. Except as provided under Section 10.3 hereof, all Tax Returns required to be filed by Sellers (or their respective predecessors) on or before the Closing Date have been or shall be timely filed and all such Tax Returns were true, correct and complete in all material respects. All Taxes with respect to any of the Assets which are due or which may be claimed to be due (whether or not shown to be due on any Tax Return) have been or shall be paid or accrued within the prescribed period or any extension thereof. There are no tax liens upon any of the Assets except for Liens for current Taxes not yet due and payable. Except as set forth in Schedule 4.1(t) and except as disclosed in the Financial Information, none of the Sellers (or any of their respective predecessors) is a party to or has received any notice with respect to any proposed or pending action by any governmental authority for assessment or collection of Taxes with respect to any of the Assets, or is party to any dispute or threatened dispute relating to Taxes with respect to any of the Assets in which action or dispute an adverse determination could have a Material Adverse Effect and no such claim for assessment or collection of Taxes with respect to any of the Assets has been made upon Sellers. No Seller is a "foreign person" within the meaning of section 1445 of the Code and Sellers will furnish Buyer with an affidavit that satisfies the requirements of section 1445(b)(2) of the Code, in the form attached as Exhibit C.


                  u.       No Subsidiaries



                           Except as set forth on Schedule 4.1(u), each of the Sellers does not directly or indirectly own or control any capital stock of or other interests or investments in any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, or other entity or governmental body nor do Sellers have any obligation or right to acquire any such interest or investment.

                  v.       Purchase Price Transfers


                           After the Closing and upon any transfer of the Purchase Price following the Closing, Sellers will not (i) be insolvent; (i) have unreasonably small capital with which to engage in their respective businesses; or (iii) have incurred or plan to incur debts beyond their respective ability to pay as they become absolute and matured.

                  w.       Prohibited Payments

                           No Seller nor any of their respective officers, directors, employees, agents or Affiliates has offered, paid, or agreed to pay to any Person, including any government official, or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose of or with the intent of obtaining or maintaining the business of Sellers or otherwise affecting the business, assets, financial condition or operations of Sellers in any manner which is unlawful.

                  x.       Affiliate Transactions.


                           Except for employment, consulting and management service agreements with respect to which Buyer will not assume any liabilities, Schedule 4.1(x) lists all contracts, arrangements or other transactions (i) between or among any Seller or any of its Affiliates, on the one hand, and any officers or employees of any Sellers, on the other hand, or (ii) which Buyer will assume or become liable with respect to and any Seller or any of their respective Affiliates will be a party to such contract, agreement, arrangement or transaction.

                  y.       Compensation of Management Employees



                           Set forth on Schedule 4.1(y) is a true and complete listing of (1) the annual compensation, including bonuses, for each executive officer and senior manager (collectively, the "Management Employees") of each Seller for the past three years and (2) the proposed annual compensation, including bonuses, for the current fiscal year, including, without limitation, any "stay" or "retention" bonus payable to any Management Employee in connection with the transactions contemplated hereby. No Seller has agreed to pay any of its employees any "stay" or "retention" bonus in connection with the transactions contemplated hereby.

                  z.       Bankruptcy

                           Sellers have not filed any voluntary petitions in bankruptcy or insolvency or any petitions for reorganization under any bankruptcy or similar law; no involuntary petition in bankruptcy has been filed against any Seller; no receiver has been appointed for all or any part of the property of Sellers; and no court has granted Sellers relief in bankruptcy or insolvency or approved a petition seeking reorganization or approving a receiver, trustee or liquidator of all or any part of the property of Sellers.

                  aa.      Qualified S Chapter Subsidiaries


                  WEI has made a valid election to treat WNI and WSI as "qualified S chapter subsidiaries" under section 1361(a)(3) of the Code.

         2.       Representations and Warranties of Buyer and WWI

                  Each of Buyer and WWI represents and warrants to each Seller as follows:



                  a.       Due Organization; Good Standing and Power

                           Each of Buyer and WWI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Buyer and WWI has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder.

                  b.       Authorization and Validity.


                           Each of Buyer and WWI has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and WWI of this Agreement and any other agreements contemplated hereby and the consummation by each of Buyer and WWI of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer or WWI of this Agreement and any other agreement contemplated hereby and the consummation by Buyer and WWI of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Buyer and WWI and constitutes a valid and legally binding obligation of each of Buyer and WWI, enforceable against Buyer and WWI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  c.       Governmental Approvals; No Conflict


                           The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by each of Buyer and WWI and the consummation by each of

                           Buyer and WWI of the transactions contemplated hereby and thereby (i) will not conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under any provision of any law, statute, ordinance, rule or regulation, court or administrative order, writ, judgment or decree of any court or any public governmental or regulatory body, agency or authority having jurisdiction over Buyer, WWI or their respective assets or properties, except for the requirements of the Antitrust Improvements Act and except for such conflicts or violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a material adverse effect on Buyer's or WWI's ability to perform its obligations hereunder, and
                           (ii) will not (with or without the giving of notice or the lapse of time or both) (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or require any consent, approval or notice under, or result in the acceleration of the performance of the obligations of Buyer or WWI, under, or give rise to any right of termination, purchase, amendment or any other right under, increase the liability of any party under or (y) result in the creation of any Lien upon all or any portion of the properties, assets or business of Buyer or WWI pursuant to, the charter or by-laws or any provision of the organizational documents of Buyer or WWI, or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which Buyer or WWI is a party or by which Buyer or WWI or any of their respective assets or properties is bound, except for such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Liens which would not, individually or in the aggregate, have a material adverse effect on Buyer's or WWI's ability to perform its obligations hereunder.

                  d.       Brokers' Fees

                           Neither Buyer, WWI nor any of their respective officers, directors or employees, on behalf of Buyer or WWI, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

             3.  Survival of Representations


The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect for the period specified in Section 9.4 hereof, regardless of any investigations made by or on behalf of any party, but subject to all express limitations and other provisions contained in this Agreement. No investigation by or knowledge of any party shall relieve any other party hereto in any manner with respect to its obligations under the representations, warranties, covenants and agreements made by such other party hereunder or in any agreement, certificate or other document delivered pursuant to this Agreement.

5.       Agreements

             1.  Access to Information

                Prior to Closing, Sellers agree to (a) give or cause to be given to Buyer and its Representatives and potential financing sources full and free access to Richard J. McSorley and such access to the offices, employees, properties, Assets, contracts, books, accountants, workpapers and records and all other documents and data relating to the Assets as Buyer may from time to time reasonably request, provided, however, in the case of access to personnel, access to such personnel shall require the prior consent of Richard J. McSorley (such consent not to be unreasonably withheld or delayed) and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Business and properties and assets (including the Assets) of Sellers, as Buyer may from time to time reasonably request. After Closing, Buyer agrees to provide Sellers with reasonable access to information contained in the files and records of Sellers transferred to Buyer at Closing to the extent necessary for Sellers to prepare tax returns and other government mandated filings and to prosecute, or defend against, any claims.

             2.  Conduct of the Business

                 Sellers jointly and severally agree that, except as required by this Agreement or otherwise consented to in writing by Buyer, during the period commencing on September 30, 2000 and ending on the Closing Date, Sellers shall:

                        a. operate the Business only in the ordinary course of business consistent with past practice and, to the extent consistent with such operation, use its reasonable best efforts to preserve its present business organization intact, keep available the services of its present employees (other than Lola A. Bode and Stanley L. Lipman) and preserve its goodwill and present business relationships, including its relationships with its members participating in its Classes;


                        b. maintain their books, accounts and records relating to their business in the ordinary course of business consistent with past practice, comply with and perform in all material respects all laws and contractual and other obligations applicable to them or their business;


                        c. maintain in full force and effect adequate insurance with respect to the Assets and their employees covering risks customarily insured by similar businesses;


                        d. not increase, reduce or otherwise modify membership fees, activity fees or rebates except as set forth in Schedule 5.2(d);



                        e. not enter into any contract, agreement or other commitment or series of related contracts, agreements or commitments which is not terminable by the parties upon thirty (30) days notice or less or which involves aggregate consideration in excess of $20,000 except as set forth in Schedule 5.2(e)


                        f. not (i) sell, dispose of or abandon any of the Assets, other than in the ordinary course of business consistent with past practice, or (ii) enter into, amend, change, waive or otherwise modify any contract, agreement, lease, license or other document which constitutes part of the Assets;


                        g. not (i) permit or allow any of its properties and assets (including the Assets) to become subject to any Liens, except for Permitted Liens and other liens existing on the date hereof,
                                (ii) waive any claims or rights relating to the Assets, (iii) except as set forth in Schedule 5.2(g) or with respect to Richard J. McSorley, grant any increase in the compensation or benefits of its employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), (iv) establish, enter into or adopt any employment agreement or collective bargaining agreement or other Employee Benefits Programs or, except as set forth in Schedule 5.2(g), modify or terminate any Employee Benefits Programs, or (v) enter into any agreements giving rise to trade and barter obligations on the part of Sellers;


                        h. provide Buyer with reasonable notice prior to any Seller (i) declaring, setting aside or paying any dividends on, or making any other distributions in respect of, any of its capital stock or (ii) purchasing, redeeming or otherwise acquiring any shares of capital stock of Sellers or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;


                        i. provide Buyer with reasonable notice prior to any amendment by any Seller of its charter, by-laws or other organizational documents;


                        j. provide Buyer with reasonable notice prior to any Seller acquiring or agreeing to acquire, merging or consolidating with, or purchasing a substantial portion of the stock or assets of, or entering into any similar transaction with any business or any corporation, partnership, joint venture, association or other business organization or division thereof;


                        k. provide Buyer with reasonable notice prior to any Seller adopting a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;



                        l. provide Buyer with reasonable notice prior to any Seller changing any financial reporting policy or accounting principle;


                        m. not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) on any terms except for (i) a settlement of the Montford Center Litigation pursuant to the provisions of the Carolina Acquisition Agreement and (ii) a settlement which only provides for a release of the claim and the payment of money, if any, and does not otherwise adversely affect the Business; provided that Sellers shall provide Buyer with reasonable prior notice of any such settlement or compromise;

                        n. not write down the value of any inventory or any other asset or sell any amount of its inventory except in the ordinary course of business consistent with past practice; and


                        o. not enter into any transaction that may reasonably be expected to render any Seller insolvent; and


                        p. not authorize any of, or commit or agree to take any of, the foregoing actions set forth in clauses (a) through (g) and (m) through (o) above.



3.      Further Actions



        Subject to the terms and conditions hereof, including, without limitation, Section 5.15 hereof, Sellers and Buyer agree to use their reasonable best efforts to promptly take, or cause to be promptly taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts (without commencement of litigation or the assumption of any material obligation): (i) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory to Buyer in form and substance) all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts, licenses or agreements with Sellers or its Affiliates as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; (iv) to assist Buyer in obtaining prior to the Closing Date all governmental licenses, permits, consents, approvals, authorizations, qualifications and orders as are necessary in order to enable Buyer to conduct the Business of Sellers in the ordinary course as of and from the opening of business on the Closing Date; (v) upon request, to assist Buyer in obtaining prior to the Closing Date sufficient financing to fund the Purchase Price, including, without limitation, assisting in preparing materials for, providing access to materials and personnel and attending meetings with potential financing sources; (vi) upon request, to assist WEI in the acquisition on or prior to the Closing Date, of the Carolina Franchise from W.W. of North Carolina, Inc., a North Carolina corporation formerly known as Weight Watchers of North Carolina, Inc., including, without limitation, assisting in preparing materials for, providing access to materials and personnel and attending meetings with representatives of W.W. of North Carolina, Inc.; provided, however that nothing contained in items (v) or
        (vi) of this Section 5.3 shall be interpreted or construed to require that Sellers provide any financial support, or make any concession, to Buyer or Buyer provide any financial support, or make any concession to Sellers in connection with such financing or such acquisition and (vii) with respect to Sellers, to complete the acquisition of the Carolina Franchise pursuant to the provisions of the Carolina Acquisition Agreement.



4.       Antitrust Improvements Act

        Sellers shall timely and promptly make all filings, which may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Sellers shall furnish to Buyer such information and assistance as Buyer may reasonably request in connection with Buyers preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Sellers shall provide Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Sellers or its representatives, on the one hand, and the FTC, the Antitrust Division and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer shall timely and promptly make all filings that may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Buyer shall furnish to Sellers such information and assistance as Sellers may reasonably request in connection with Sellers preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Buyer shall provide Sellers with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the Antitrust Division and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. WWI and Buyer shall be responsible for the payment of all filing fees in connection with the Antitrust Improvements Act.

5.       Notification


        Sellers shall notify Buyer and keep it advised of (i) any litigation or administrative proceeding pending or, to the best knowledge of Sellers, threatened against Sellers which could, if adversely determined, have a Material Adverse Effect; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the condition (financial or other), results of operations, assets, business or prospects of the Business. Sellers shall promptly notify Buyer in writing of the occurrence of any event that would result in the failure of a condition specified in Sections
        6.1 or 6.2, and Buyer shall promptly notify Sellers in writing of the occurrence of any event that would result in the failure of a condition specified in Section 6.1 or 6.3.

6.      No Inconsistent Action

        Subject to Sections 8.1 and 8.2, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. None of the parties hereto shall take or omit to take any action that could result in any of their respective representations and warranties not being true and correct on the Closing Date.

7.      No Solicitation

        From and after the date of this Agreement, until the earlier of the Closing or 180 days after the termination of this Agreement pursuant to
        Section 8.1, Sellers shall not, and shall not permit any of their respective Affiliates or Representatives, to, directly or indirectly (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person, other than Buyer (collectively, "Third Parties"), concerning any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings (whether or not in writing) relating to, any of the foregoing with, or provide any information concerning any Seller or the Assets to any Third Parties other than in the ordinary course of business or other than as required by applicable law or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing, provided, however, that nothing contained herein shall be interpreted or construed to require that Sellers retrieve or recall any copy of the Offering Memorandum previously distributed to any Person or to take any other action with respect to the Offering Memorandum. As soon as is practicable after this Agreement has been executed, Sellers will use their reasonable best efforts to cause the destruction or return of all non-public, confidential or proprietary information concerning the Assets provided to potential purchasers of any Seller or the Assets, other than the Offering Memorandum. Sellers will immediately notify the Buyer after the receipt by it or any of its Representatives of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and promptly deliver to Buyer written documentation reflecting the material economic terms thereof. Each Seller agrees that it and its Representatives shall immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 8.1 solely as a result of the failure to satisfy the condition set forth in Section 6.2(k), the period of one hundred eighty (180) days set forth in the first sentence of this Section 8.1 shall be reduced to thirty (30) days.



8.      Delivery of Financial Statements.


        Sellers will use its best efforts to cooperate with the preparation of the review financial statements of Sellers consisting of review consolidated balance sheets of Sellers for the period from December 26, 1999 to September 30, 2000 and the related review consolidated statements of income and retained earnings and consolidated statements of cash flows for the nine month period ended on such date, reviewed by PricewaterhouseCoopers, and prepared in accordance with GAAP ("Review Financials"). WWI and Buyer shall bear all cost and expense of the preparation of the Review Financials.

9.      Franchise Agreements


        Each of the Sellers hereby agrees to pay WWI when due all amounts, fees and payments accrued or owing under the Franchise Agreements ("Franchise Fees") as of the close of business on the business day prior to the Closing Date by wire transfer (to an account previously designated in writing by WWI) of immediately available funds. Any payment required to be made pursuant to this Section 5.9 and not so paid shall bear interest from the tenth business day after the date on which such payment shall be due through the date of payment at a rate of interest equal to 13% per annum, and the amount of interest shall be added to the amount to be paid pursuant to this Section 5.9.

10.     No Solicitation of Employees

        Sellers shall not, and shall cause their respective Affiliates not to, within a period of three years after the Closing Date, directly or indirectly, solicit or hire any person who is a senior managerial employee of any of the Sellers as of the date hereof or on the Closing Date (each a "Manager"); provided that the foregoing shall not prohibit Sellers or any of their respective Affiliates from hiring any Manager whose employment has been terminated by the Buyer.

11.     Payment of Annual Compensation and Bonuses

        On the date of the next regularly scheduled payroll date immediately following the Closing Date and in no event later than 15 business days following the Closing Date, Sellers shall pay all annual compensation, including bonuses, payable to any Management Employee or any other employee of any Seller and any severance payments or bonuses which Sellers may pay to certain employees in anticipation of, or upon the consummation of, the transactions contemplated hereby.

12.     Interim Financial Statements

        Within 21 calendar days of the end of the month, beginning with November 30, 2000, until the Closing Date Sellers shall deliver to Buyer interim financial statements for the month then ended presenting the consolidated financial condition of Sellers as at such dates, and the consolidated results of their operations.

13.     Covenant Not to Compete

        (a) The Sellers shall not engage in the Protected Business for a period of four (4) years after the Closing Date; provided, however, that nothing herein shall preclude Sellers from (i) acquiring or operating the British Columbia Company, or any successor to the business and assets thereof, (ii) acquiring or operating any other Franchises in Canada or (iii) acquiring an equity interest in, any person (an "Acquired Person") which, together with its subsidiaries, derives 10% or less but not more than $1.0 million of its consolidated revenues from the Protected Business and continuing the business operations of such Acquired Person. Each of Buyer and WWI only intend to limit Sellers or its subsidiaries current or future business activities as expressly set forth in this Section 5.13 but not otherwise. For purposes of this
        Section 5.13, the term "Protected Business" means the weight loss and weight control industry, including, without limitation, the provision of classes for weight reduction and control and the sale of related products and publications.

        (b) The parties agree that the terms of the covenant contained in this
        Section 5.13 are fair and reasonable in light of Buyers and WWIs plans for the Protected Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. If, as a result of a dispute between the parties as to this covenant, a court refuses to enforce this covenant not to compete for any reason, the parties shall request such court to reform this covenant (for purposes of application only in the jurisdiction in which such dispute arises) to the extent necessary to permit its enforcement.

14.     Employment Matters


        In the event that Buyer intends to engage the services of any employees of Sellers from and after the Closing, including without limitation Richard J. McSorley, no later than five (5) business days prior to the Closing, Buyer shall submit to Sellers a list of such employees whom Buyer intends to engage; and Buyer shall have the right to solicit the employment of such employees under such wages, hours and working conditions as Buyer shall determine, from and after, and effective upon, the Closing. Nothing construed in this Agreement, nevertheless, shall be interpreted or construed to impose upon Sellers, or any of them, any obligations for such wages, hours and working conditions, including without limitation vacation pay or other benefits, provided by Buyer from and after the Closing regardless of whether, for the purposes thereof, any such employees shall be credited with service prior to the Closing.

15.     Leases and Service Contracts

        (a) Except as set forth in Section 5.15(b), Buyer hereby agrees to assume and agrees to pay, perform and discharge Sellers' obligations under the contracts, agreements, leases and commitments listed in
        Schedule 2.5(a), which are assigned by Sellers to Buyer and as to which Buyer succeeds to the rights of Sellers, but, only to the extent of liabilities and obligations that arise thereunder after the opening of business on the Closing Date.

        (b) To the extent that any consent or approval is not obtained with respect to any contract, lease, license or agreement as contemplated herein and the failure to obtain such consent or approval is not a result of the default by Buyer thereunder (except if such default results from a violation of the transfer and assignment provisions contained therein as a result of the transactions contemplated hereby), this Agreement shall not constitute an assignment or an attempted assignment thereof. In each such case, Sellers agree to cooperate with Buyer in any reasonable arrangement designed to (i) provide for Buyer the benefits under any such contract, lease, license or agreement, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other party or otherwise and (ii) insure performance by Buyer of Sellers' obligations thereunder to the extent Buyer receives such benefits. If and to the extent that such arrangement cannot be made, Buyer shall not have any obligation with respect to any such contract, lease, license or agreement.

        (c) WWI and Buyer hereby agree to bear all expenses in connection with seeking the consent or approval to the assignment of any contract, agreement, lease or commitment listed in Schedule 2.5(a) from any Seller to Buyer.

16.     Carolina Acquisition Agreement.


Each Seller hereby agrees that it will not amend the Carolina Acquisition Agreement without the prior written consent of WWI and Buyer.

6.      Conditions Precedent.


             1.  Conditions Precedent to Obligations of Parties

                The respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                        a.      No Injunction, etc.

                                No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated hereby shall be in effect.

                        b.      Antitrust Matters

                                Any filings required to be made by WWI and Buyer and Sellers under the Antitrust Improvements Act shall have been made, and the specified waiting periods thereunder (and any extensions thereof) shall have expired or been terminated without the receipt of any objections from the appropriate governmental agency.

             2.  Conditions Precedent to Obligations of Buyer

                The obligations of Buyer and WWI to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer and WWI) at or prior to the Closing Date of each of the following conditions:

                        a.      Accuracy of Representations and Warranties

                                All representations and warranties of Sellers contained herein or in any certificate, instrument or other document delivered to Buyer or WWI pursuant hereto shall be true and correct on and as of the date of this Agreement and the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.

                        b.      Performance of Obligations

                                Sellers shall have performed and complied with all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

                        c.      Officer's Certificate

                                Buyer and WWI shall have received a
                                certificate, dated the Closing Date, of the President of each Seller certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

                        d.      Absence of Certain Changes

                                Except as set forth in Schedule 6.2(d), since September 30, 2000, there shall not have been any material adverse change in the condition (financial or other), results of operations, assets, Business or prospects of the Business.

                        e.      Opinions

                                Buyer and WWI shall have received (i) an opinion dated the Closing Date from the Law Offices of Alan H. Finegold, counsel to Sellers, in substantially the form attached as Exhibit D and (ii) an opinion dated the Closing Date from special New York counsel to Sellers reasonably satisfactory to WWI and Buyer, in substantially the form attached as Exhibit E.

                        f.      Escrow Agreement

                                Sellers and the Escrow Agent shall each have delivered an executed counterpart to the Escrow Agreement, substantially in the form of Exhibit A hereto.

                        g.      Non-Competition Agreement

                                D. Grant Peacock shall have delivered an executed counterpart to the Non-Competition Agreement, substantially in the form of Exhibit F hereto.

                        h.      British Columbia Amendment


                                WEI shall have caused the British Columbia
                                Company to deliver an executed counterpart to the British Columbia Amendment, substantially in the form of Exhibit J hereto.

                        i.      Review Financials

                                Buyer shall have received the Review
                                Financials in form and substance satisfactory to Buyer.

                        j.      No Litigation

                                No litigation or proceeding shall have been commenced or threatened by any Person (other than WWI or the Buyer or any of their Affiliates) for the purpose of enjoining or otherwise preventing the consummation of any of the transactions contemplated hereby or which could have a Material Adverse Effect.

                        k.      Funding

                                Buyer shall have received sufficient financing to fund the Purchase Price on terms and conditions satisfactory to Buyer.

                        l.      Lien Search

                                Buyer and WWI shall have received satisfactory results of Lien searches with respect to the Assets reflecting no Liens on the Assets other than the security interests of PNC Bank, National Association, WWGWS, Inc. and landlords or lessors under the Leases (collectively, the "Section 6 Liens").

                        m.      Consents, etc.

                                All licenses, permits, consents, approvals, authorizations and orders of governmental authorities and other third parties (other than with respect to Leases and Service Contracts) necessary for the consummation of the transactions contemplated hereby shall have been obtained.

                        n.      Carolina Franchise

                                    WEI shall have completed the acquisition of the Carolina Franchise in accordance with the provisions of the Carolina Acquisition Agreement.

                           o.       Release of Liens

                                    The Assets shall have been released from and shall be free and clear of all Liens, including, without limitation, all Section 6 Liens, except, however, for the liens of landlords or lessors under the Leases.

                           p.       Actions and Proceedings

                                    All corporate actions, proceedings,
                                    instruments and documents of Sellers and their Affiliates required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to Robert W. Hollweg, General Counsel of Buyer and WWI, and Simpson Thacher & Bartlett, counsel for Buyer and WWI, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested, including, without limitation, incumbency certificates from the Secretary of each Seller and certified copies of the resolutions of the Board of Directors of each Seller and evidence of the stockholders of each Seller authorizing and approving this Agreement and the transactions contemplated hereby.

                           q.       Closing Deliveries

                                    Sellers shall have delivered to Buyer and WWI all deliveries to be made to them pursuant to Section 2.3.

                  3.       Conditions Precedent to the Obligations of Sellers

                           The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

                           a.       Accuracy of Representations and Warranties

                                    All representations and warranties of
                                    Buyer and WWI contained herein or in any certificate, instrument or other document delivered to Sellers pursuant hereto shall be true and correct on and as of the date of this Agreement and the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.

                           b.       Performance of Obligations

                                    Each of Buyer and WWI shall have performed and complied with all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                           c.       Officer's Certificate

                                    Sellers shall have received a certificate, dated the Closing Date, of the President or any Vice President of Buyer and the President or any Vice President of WWI certifying that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                           d.       Actions and Proceedings

                                    All corporate actions, proceedings,
                                    instruments and documents of Buyer and WWI required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to Law Offices of Alan H. Finegold, counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                           e.       Opinions

                                    Sellers shall have received (i) an opinion dated the Closing Date from Robert W.

                                    Hollweg, General Counsel of WWI and Buyer, in substantially the form attached as Exhibit G, (ii) an opinion dated the Closing Date from Simpson Thacher & Bartlett, counsel to WWI and Buyer, in substantially the form attached as Exhibit H and (iii) an opinion dated the Closing Date from Hunton & Williams, special Virginia counsel to WWI, in substantially the form attached as
                                    Exhibit I.

                           f.       Escrow Agreement

                                    Buyer and the Escrow Agent shall each have delivered an executed counterpart to the Escrow Agreement, substantially in the form of Exhibit A hereto.

                           g.       Non-Competition Agreement

                                    WWI shall have delivered an executed
                                    counterpart to the Non-Competition
                                    Agreement, substantially in the form of
                                    Exhibit E hereto.

                           h.       British Columbia Amendment.

                                    WWI shall have delivered an executed
                                    counterpart to the British Columbia
                                    Amendment, substantially in the form of
                                    Exhibit J hereto.

                           i.       Closing Deliveries

                                    Each of Buyer and WWI shall have delivered to Sellers all deliveries to be made pursuant to Section 2.5.

                           j.       No Litigation

                                    No litigation or proceeding shall have been commenced or threatened by any Person (other than Sellers or an of their Affiliates) for the purpose of enjoining or otherwise preventing the consummation of any of the transactions contemplated hereby.

                           k.       Carolina Franchise

         WEI shall have completed the acquisition of the Carolina Franchise in accordance with provisions of the Carolina Acquisition Agreement so long as the failure to complete the acquisition of the Carolina Franchise is not a result of a violation of or breach by any Seller of the Carolina Acquisition Agreement.

7.       Employees and Employee Benefits

         1.       Offer of Employment

                  Buyer shall not be required to offer employment to any employee employed by Sellers. Sellers shall indemnify and hold harmless Buyer against any loss as a result of any claim by any employees of Sellers (or, following the Closing Date, employees of Buyer) or any one or more of them on account of such terms of wages, hours, working conditions or other benefits, including but not limited to vacation benefits and severance, under which such employees have been employed by Sellers or any claim for notification or otherwise under the Worker Adjustment and Retraining Notification Act; provided, however that nothing contained herein shall be interpreted or construed to impose any liability or obligation on Sellers for any wages or other compensation or benefits, including without limitation, vacation benefits provided or granted by Buyer to any such employee, including, without limitation, Robert J. McSorley, hired by Buyer and employed thereby at any time from and after the Closing.

8.       Termination

         1.       Termination of Agreement

                  This Agreement may be terminated and the transactions contemplated herein abandoned (a) by mutual written consent of Buyer, WWI and Sellers, (b) by Buyer and WWI, if there has been a material breach of Sellers' covenants and agreements hereunder or if the conditions contained in Section 6.2 cannot be fulfilled on or before April 30, 2001, (c) by Sellers, if there has been a material breach of WWI's or Buyers' covenants and agreements hereunder or if the conditions contained in
                  Section 6.3 cannot be fulfilled on or before April 30, 2001,
                  (d) by any party by notice to the other parties in the event that the Closing Date shall not have occurred on or before April 30, 2001; provided, however, that if the Closing shall not have occurred, on or before April 30, 2001 due to the act or failure of one of the parties, that party may not, and if such party is one of the Sellers, none of the Sellers may, or if such party is Buyer or WWI, neither Buyer nor WWI may, terminate the Agreement, or (e) by any party upon the occurrence of any of the adverse events described in Section 6.1(a) which has become a nonappealable final order, decree or judgment.

         2.       No Liabilities in Event of Termination

                  In the event of any termination of this Agreement pursuant to
                  Section 8.1, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no further force and effect, and no party hereto shall have any liability to the other parties or their respective Affiliates, directors, officers or employees, except for the obligations set forth in Sections 5.7, 10.1, 10.2, 10.3, 10.4, 10.5, 10.11 and 10.16 and this
                  Section 8.2 hereof, which shall survive such termination; provided nothing in this Section 8.2. shall relieve any party from any liability for any breach of such party's covenants or agreements contained in this Agreement prior to such termination or, to the extent of reimbursement of the other party's expenses, for any breach of such party's representations and warranties under this Agreement.

         3.       Return of Documents

         In the event of the termination of this Agreement pursuant to this
         Section 8, Buyer and WWI agree, upon request of Sellers, to return or destroy all documents of Sellers containing Confidential Information that have been previously provided to Buyer and WWI.

9.       Indemnification

         1.       Sellers Indemnity

                  Sellers jointly and severally agree to indemnify, defend and hold Buyer, WWI and their respective Affiliates harmless against and in respect of (i) all obligations and liabilities of Sellers or any of their Affiliates, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to the Assumption Agreement; (ii) any claim, cost, loss, liability, charge, action, suit, proceeding, deficiency, damage and expense, interest, award, judgment and penalty (including, without limitation, reasonable legal costs and expenses) (collectively, "Losses") imposed on, incurred, sustained or suffered by Buyer, WWI or any of their respective Affiliates arising out of or as a result of (A) any misrepresentation or breach of warranty by Sellers or (B) a breach by Sellers of any covenant or other agreement contained herein; (iii) liabilities for sales, use, income and other taxes arising at any time out of the operation of the business of Sellers and their Affiliates prior to the opening of business on the Closing Date and not provided for in Section 10.3 hereof; (iv) any claim, cost, loss, liability or damage incurred or sustained by Buyer, WWI or their respective Affiliates as a result of the operation of the business of Sellers and their Affiliates prior to the opening of business on the Closing Date and (v) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Buyer, WWI or their respective Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.1; provided, however that Sellers shall have no liability or obligation for consequential or punitive damages other than any such damages awarded to any person who is not a party hereto or is not an Affiliate of a party hereto.

         2.       Buyer and WWI Indemnity

                  Buyer and WWI jointly and severally agree to indemnify, defend and hold Sellers and their respective Affiliates harmless against and in respect of (i) all obligations and liabilities of Sellers or any of their Affiliates, whether accrued, absolute, fixed, contingent or otherwise, expressly assumed by Buyer pursuant to the Assumption Agreement; (ii) any Losses imposed on, incurred, sustained or suffered by Sellers or any of their respective Affiliates arising out of or as a result of (A) any misrepresentation or breach of warranty by WWI or Buyer, or (B) a breach by WWI or Buyer of any covenant or other agreement contained herein; (iii) liabilities for sales, use, income and other taxes arising at any time out of the operation of the business of Buyer and its Affiliates following the opening of business on the Closing Date and not provided for in Section 10.3 hereof; (iv) any claim, costs, loss, liability or damage incurred or sustained by Sellers or their respective Affiliates as a result of the operation of the business of Buyer and its Affiliates following the opening of business on the Closing Date; and (v) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Sellers or their Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.2; provided however, that neither Buyer nor WEI shall have any liability or obligation for consequential or punitive damages other than any such damages awarded to any person who is not a party hereto or is not an Affiliate of a party hereto.

         3.       Procedures for Indemnification

                  For the purposes of this Section 9.3, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 9.1 or 9.2, as the case may be; and the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

                           a. An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of the Agreement in respect of which such right of indemnification is claimed or arises.

                           b. The obligations and liabilities of an Indemnitor under this Article 9 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Section 9 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:
                                    The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that Indemnitor shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within twenty (20) days of its receipt of the Notice of Claim. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnitor and such Indemnitee shall have reasonably concluded in good faith that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnitor; provided, further, that such Indemnitor shall not, in connection with any one such action or separate but substantially similar or related actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnitor is determining whether to elect to assume the defense of a matter covered by this Section 9.3, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant to this Agreement. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such Third Party Action. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled or judgment entered by consent by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. No Third Party Claim may be settled or judgment entered by consent by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

         4.       Additional Agreements

                  The indemnities provided in this Article 9 shall survive the Closing, except that: (i) Sellers shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in (1)
                  Section 4.1(n), unless notice of such claim shall have been delivered in accordance with this Section 9 on or before the third anniversary of the Closing Date, (2) Section 4.1(t), unless notice of such claim shall have been delivered in accordance with this Section 9 on or before the expiration of the longest statute of limitations applicable to claims against Sellers by any relevant taxing authority and (3) any provision of Section 4.1 (other than Section 4.1(n) and (t)), unless notice of such claim shall have been delivered in accordance with this Section 9 within eighteen months of the Closing Date; and (ii) Buyer shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in
                  Section 4.2, unless notice of such claim shall have been delivered in accordance with this Article 9 within eighteen months of the Closing Date.

                           a. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                           b. Any party receiving notice of any claim by any taxing authority that such party owes or may in the future owe Taxes shall, if the claim to which such notice relates could, if resolved against such party, reasonably be expected to have adverse consequences for other parties to this Agreement, notify all other parties of such notice. Any party may, at its own expense, be entitled to participate as an observer in the proceedings with respect to any such claim.

         5.       Limits on Indemnification

                  Notwithstanding the provisions of Section 9.1(ii)(A), Sellers shall have no obligation to indemnify WWI or Buyer or any of their respective Affiliates pursuant to Section 9.1(ii)(A) except to the extent that the indemnification obligations thereunder shall exceed Two Hundred Twelve Thousand Five Hundred Dollars ($212,500) (the "Basket Amount") in the aggregate; provided if Seller indemnification obligations pursuant to Section 9.1(ii)(A) exceed the Basket Amount, WWI, Buyer and their respective Affiliates shall be entitled to receive indemnification with respect to the entire amount of such Losses, subject to the provisions of the next sentence. Furthermore, the aggregate indemnification obligations of Sellers pursuant to Section 9.1(ii)(A) shall not exceed Twenty-Five Million Dollars ($25,000,000); provided, however, that any indemnification claim by Buyer with respect to a misrepresentation or breach of any representation or warranty by any Seller contained in Sections 4.1(d) or (e) shall not be subject to the limitation of Twenty-Five Million Dollars ($25,000,000) set forth in this
                  Section 9.5. The aggregate indemnification obligations of WWI and Buyer pursuant to Section 9.2(ii)(A) shall not exceed Twenty-Five Million Dollars ($25,000,000).

10.      Miscellaneous

         1.       Public Announcements

                  All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law provided that prior notice of such disclosure is given to the other parties.

         2.       Expenses

                  Unless otherwise specified in this Agreement, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' and accountants' fees. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

         3.       Transfer Taxes and Recording Expenses

                  Buyer shall assume and pay and shall indemnify Sellers against all sales, motor vehicle or transfer taxes and recording expenses, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto) up to an amount not to exceed $50,000. If any such sales, motor vehicle or transfer taxes and recording expenses required to be paid in connection with the transfer of the Assets exceeds $50,000, the payment of such taxes and expenses shall be equally borne by Sellers, on the one hand, and Buyer, on the other hand. The parties shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation.

         4.       Notices

                  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or telecopied or mailed, first class mail, postage prepaid, return receipt requested, as follows:

                  If to Sellers:

                  Weighco Enterprises, Inc.

                  25 East Court Street

                  Suite 301

                  Greenville, South Carolina 29601

                  Telephone No. (864) 250-4440

                  Telecopy No. (864) 250-4413

                  Attention: Mr. D. Grant Peacock

                  with a copy to:

                  Law Offices of Alan Finegold

                  Six PPG Place, Suite 1150

                  Pittsburgh, Pennsylvania 15222-5406

                  Telephone No. (412) 471-2548

                  Telecopy No. (412) 562-1613

                  Attention: Alan H. Finegold, Esq.

                  If to WWI or Buyer:

                  Weight Watchers International, Inc.

                  175 Crossways Park West

                  Woodbury, New York 11797-2055

                  Telephone No. (516) 390-1754

                  Telecopy No. (516) 390-1795

                  Attention: Robert W. Hollweg

                  with a copy to:

                  The Invus Group, Ltd.

                  135 East 57th Street

                  New York, New York 10022

                  Telephone No.: (212) 371-1717

                  Telecopy No.: (212) 371-1829

                  Attention: Raymond Debbane

                  with a copy to:

                  Simpson Thacher & Bartlett

                  425 Lexington Avenue

                  New York, New York 10017

                  Telephone No. (212) 455-2000

                  Telecopy No. (212) 455-2502

                  Attention: Robert Spatt, Esq.

                  or to such other address or to the attention of such other person as any party shall have specified by notice in writing to the other parties; provided that notice to WEI shall constitute notice to each of the other Sellers. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof.

         5.       Entire Agreement

                  This Agreement (including the Exhibits and Schedules hereto) and the agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the letter agreement, dated September 29, 2000 (the "Letter of Intent"), among Sellers and WWI; provided nothing in this
                  Section 10.5 shall relieve any party from any liability for any breach of such party's covenants or agreements contained in the Letter of Intent prior to such termination.

         6.       Binding Effect

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         7.       Bulk Sales Law

                  The parties agree to waive compliance with the provisions of the bulk sales law of any jurisdiction. Sellers agree to indemnify and hold harmless Buyer from and against any and all liabilities that may be asserted by third parties against Buyer as a result of such noncompliance; provided, however, that nothing contained in this Section 10.7 shall be interpreted or construed to relieve Buyer of any liability or responsibility for any Assumed Liability or to provide for indemnification against any Assumed Liability.

         8.       Assignability

                  This Agreement shall not be assignable, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided that without the consent of Sellers Buyer may assign any or all its rights, interests and obligations hereunder to any of its Affiliates and to a lender in connection with the financing of all or any portion of the Purchase Price.

         9.       No Third Party Beneficiaries

                  Nothing herein expressed or implied shall confer upon any of the employees of Sellers, Buyer, WWI or any of their Affiliates, any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of the Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.      Amendment; Waiver

                  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         11.      Confidentiality.

                  (a) Except as and to the extent required by law or otherwise permitted pursuant to the Franchise Agreements, Buyer and WWI agree not to disclose or use, and will direct their Representatives not to disclose or use, at any time prior to the Closing Date to the detriment of Sellers any Confidential Information with respect to Sellers furnished or to be furnished by Sellers or any of their respective Representatives to Buyer, WWI or their Representatives at any time or in any manner other than in connection with the evaluation by Buyer or WWI of the transactions contemplated pursuant to this Agreement. For the purposes hereof, "Confidential Information" means any information about Sellers stamped "confidential" or identified in writing as such to Buyer and WWI by Sellers promptly following its disclosure, unless such data or information (a) is already known to Buyer or WWI or their Representatives or to others not bound by any duty of confidentiality or such information is publicly available through no fault of Buyer, WWI or their Representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated pursuant to this Agreement or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

                  (b) Except as and to the extent required by law, Sellers agree not to disclose or use, and will direct its Representatives not to disclose or use, at any time on or after the Closing Date any confidential information with respect to the Assets or any other aspect of the Business of Sellers. For the purposes hereof, "confidential information" shall not include any data or information (a) publicly available through no fault of any Seller or its Representatives, or (b) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or required by law.

         12.      Schedules.

                  Any item disclosed in the Schedules attached hereto, under any specific Schedule number hereof, shall be deemed to have been disclosed only for purposes of such Schedule. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such fact or item is material.

         13.      Section Headings; Table of Contents

                  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         14.      Severability

                  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         15.      Counterparts

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         16.      APPLICABLE LAW; JURISDICTION; VENUE

                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING RELATING

                  TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED HEREBY ("PROCEEDINGS"), EACH PARTY IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY; AND (II) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

         17.      Further Assurances

                  Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will promptly execute, acknowledge and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

         18.      Other Franchise Agreements

                  Except as otherwise provided in Section 3.7, no provision of this Agreement shall amend or waive any provision of any franchise agreement relating to the Weight Watchers business between WWI, on the one hand, and any Seller or any of their respective Affiliates, on the other hand, including, without limitation, WWI's right of first refusal with respect to any such franchise.

         19.      Time of Essence

                  Time shall be of the essence with respect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        WEIGHT WATCHERS INTERNATIONAL, INC.

                                             By: /S/ Linda Huett
                                                -------------------
                                             Name:   Linda Huett
                                             Title:  President

                                        WEIGHT WATCHERS NORTH AMERICA, INC.

                                             By: /S/ Linda Huett
                                                -------------------
                                             Name:   Linda Huett
                                             Title:  President

                                        WEIGHCO ENTERPRISES, INC.

                                             By: /S/ D. Grant Peacock
                                                ---------------------------
                                             Name:   D. Grant Peacock
                                             Title:  Chairman

                                        WEIGHCO OF SOUTHWEST, INC.

                                             By: /S/ D. Grant Peacock
                                                ---------------------------
                                             Name:   D. Grant Peacock
                                             Title:  Chairman

                                        WEIGHCO OF NORTHWEST, INC.

                                             By: /S/ D. Grant Peacock
                                                ---------------------------
                                             Name:   D. Grant Peacock
                                             Title:  Chairman

                                  SCHEDULES TO

                            ASSET PURCHASE AGREEMENT

                                  Schedule 3.2

                            Purchase Price Allocation

The portion of the Purchase Price allocated to inventories and supplies will be the Book Value thereof as of the Closing.

The portion of Purchase Price allocated to furniture, fixtures and equipment will be one hundred fifty percent (150%) of the Book Value thereof, net of depreciation, as of the Closing.

The portion of the Purchase Price allocated to leasehold improvements will be twenty-five percent (25%) of the Book Value thereof, net of depreciation, as of the Closing.

The portion of the Purchase Price allocated to the remainder of the Assets, including real estate leases, the trade names, the Franchises and goodwill will be the remainder of such consideration or purchase price.

For purposes of this Schedule 3.2, "Book Value" consists of the amount shown on the books and records of account of Sellers maintained in accordance with GAAP.